QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

(Rule 14a-101)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Nassda Corporation (Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

2005 ANNUAL MEETING OF STOCKHOLDERS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Nassda Corporation
2650 San Tomas Expressway
Santa Clara, California 95051
(408) 988-9988

Dear Nassda Stockholders:

        A proxy statement, dated March 10, 2005 (the "Proxy Statement"), was mailed to you recently in connection with the Annual Meeting of Stockholders of Nassda Corporation that was commenced on April 8, 2005 (the "Annual Meeting"). The following is a supplement to the Proxy Statement, which you should read in conjunction with the Proxy Statement. As described below, the Annual Meeting was adjourned on April 8, 2005 and will reconvene on April 27, 2005.

        You may vote or change your vote as described on page 12 of the Proxy Statement. You may obtain a new proxy card free of charge by contacting us at the telephone number noted above. If you intend to request and submit a new proxy card, please do so as soon as possible to ensure that your vote is received in time to be counted at the Annual Meeting when it is reconvened on April 27, 2005.

        Nassda Corporation has entered into a merger agreement with Synopsys, Inc. pursuant to which Synopsys has agreed to acquire Nassda for $7.00 per share, payable in cash. Synopsys and certain individuals who are employees, officers and directors of Nassda, and who are defendants in intellectual property litigation brought by Synopsys against those individuals and Nassda, have entered into an agreement to settle that litigation in connection with the completion of the proposed merger. As part of that settlement and in connection with the completion of the proposed merger, the individual defendants will make settlement payments in an aggregate amount of $61.6 million to Synopsys and have agreed that they will not exercise options to purchase Nassda common stock held by them valued at approximately $5.9 million (based on a Nassda common stock value of $7.00 per share).

        We wanted to notify you of some recent developments regarding the proposed merger. On December 1, 2004, Nassda, certain of its officers and directors and Synopsys were named as defendants in a class action complaint relating to the proposed merger filed in the Court of Chancery of the State of Delaware (the "Court"), as described in the Proxy Statement on page 38. On March 16, 2005, the plaintiffs amended the original complaint, which as amended alleged that defendants entered into the merger agreement with Synopsys for inadequate consideration. The amended complaint is available at Nassda's website at www.nassda.com in the Investor Relations section on the Legal Proceedings page at "Delaware Merger Litigation." The information contained on Nassda's website is not a part of this proxy supplement. The amended complaint also alleged that the merger agreement was an unlawful plan to shield Nassda's board of directors and certain members of Nassda's management from liability to Synopsys in the intellectual property litigation brought by Synopsys described in the Proxy Statement on pages 18–20, and to shield them from liability to Nassda for claims asserted by the plaintiff in the pending derivative action against Nassda and its directors filed on August 16, 2004 and described in Nassda's 10-Q filed on February 9, 2005. The amended complaint also included the allegation that the defendants failed to provide Nassda's public stockholders with material information and/or have provided the public stockholders with materially misleading information. The plaintiff seeks to enjoin the proposed merger, or alternatively seeks damages if the proposed merger is completed. Prior to the due date for the answer to the complaint, the parties agreed that the defendants' obligation to answer the plaintiff's complaint would be adjourned until the plaintiff requests such a response on two weeks notice.

        On April 7, 2005, the plaintiffs and the defendants, including Nassda, reached an agreement in principle to settle the litigation in exchange for (a) the payment of a settlement amount calculated by multiplying $0.15 times the number of shares of Nassda's common stock outstanding as of the effective time of the merger (excluding shares held by the officers and directors of Nassda and the defendants in the intellectual property litigation described in the Proxy Statement at pages 18–20), and (b) the disclosure of certain specified matters related to the merger in this proxy supplement. If the settlement is approved by the Court and the merger is completed, stockholders of record immediately prior to the merger (excluding the officers and directors of Nassda and the defendants in the intellectual property litigation) will be entitled to receive in accordance with their respective interests the above-described cash settlement consideration. Such consideration would not be paid, however, until the settlement has been approved by the Court.

        This proxy supplement provides you with information about the proposed settlement of the Delaware merger litigation, as well as information that a special committee of Nassda's board of directors and the full board of directors considered prior to approving the agreement in principle to settle the Delaware merger litigation.

        In light of the proposed Delaware merger litigation settlement and to permit Nassda's stockholders time to receive and review this proxy supplement, on April 8, 2005, Nassda announced that it planned to adjourn the Annual Meeting and took action to adjourn the Annual Meeting. At the April 8, 2005 Annual Meeting and in its press release, Nassda announced that it would reconvene the Annual Meeting to act upon the matters set forth in the Proxy Statement, including the proposal to adopt and approve the merger agreement, among other things, at the following date, time and place:

  April 27, 2005
  10:00 a.m., local time
  Nassda Corporation executive offices
  2650 San Tomas Expressway
  Santa Clara, CA 95051

        The proxy supplement attached to this letter provides you with information about the Annual Meeting, the proposed merger and the proposed Delaware merger litigation settlement in addition to the information provided to you in the Proxy Statement.

        Your vote is very important.    Whether or not you plan to attend the Annual Meeting, if you are a holder of Nassda common stock please take the time to vote by completing, signing, dating and mailing the enclosed proxy card to Nassda.

Edward C.V. Winn Chairman of the Special Committee of the Board of Directors Nassda Corporation

        This proxy supplement is dated April 13, 2005.

TABLE OF CONTENTS

SUMMARY	1
Forward-Looking Information	1
Adjournment and Reconvening of the Annual Meeting	1
Information regarding Nassda's Business Guidance	1
Settlement of Outstanding Merger-Related Litigation	2
Reasons for the Merger and the Settlement of Merger-Related Litigation	3
Recommendation to Stockholders	5
Appraisal Rights	5
ADJOURNMENT AND RECONVENING OF THE ANNUAL MEETING	6
INFORMATION REGARDING NASSDA'S BUSINESS GUIDANCE	7
THE MERGER	10
Background of the Merger	10
Reasons for the Merger and the Settlement of Merger-Related Litigation and Recommendation by the Board of Directors and Special Committee	13
Appraisal Rights	15

i

Summary

        This summary highlights selected information from this proxy supplement and may not contain all of the information that is important to you. To understand the merger, the Delaware merger litigation settlement and related transactions fully and for a more complete description of the legal terms of the merger agreement and related agreements, you should read carefully the entire Proxy Statement dated March 10, 2005, this entire proxy supplement and the documents we refer to herein.

Forward-Looking Information

        This proxy supplement contains "forward-looking statements," as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "1934 Act"), that are based on Nassda's current expectations, assumptions, estimates and projections about Nassda and its industry. The forward-looking statements are subject to various risks and uncertainties. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "expect," "intend," "project," "should" and similar expressions. Those statements include, among other things, the risk that the merger may not be completed in a timely manner, if at all, risks regarding the court approval of the Delaware merger litigation and other risks detailed in Nassda's current filings with the SEC, including Nassda's most recent filing on Form 10-K and Form 10-Q, which discuss these and other important risk factors concerning Nassda and Nassda's operations. Nassda cautions you that reliance on any forward-looking statement involves risks and uncertainties, and that although Nassda believes that the assumptions on which its forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that Nassda will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. Nassda does not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

Adjournment and Reconvening of the Annual Meeting

        In light of the proposed Delaware merger litigation settlement and to permit Nassda's stockholders time to receive and review this proxy supplement, on April 8, 2005, Nassda announced that it planned to adjourn the Annual Meeting and took action to adjourn the Annual Meeting. At the April 8, 2005 Annual Meeting and in its press release, Nassda announced that it would reconvene the Annual Meeting to act upon the matters set forth in the Proxy Statement, including the proposal to adopt and approve the merger agreement, among other things, at the following date, time and place:

  April 27, 2005
  10:00 a.m., local time
  Nassda Corporation executive offices
  2650 San Tomas Expressway
  Santa Clara, CA 95051

Information Regarding Nassda's Business Guidance

        On October 19, 2004, Nassda issued a press release regarding its operating results for the fiscal year ended September 30, 2004 that included information regarding Nassda's expected revenues, operating expenses and net loss per share for the fiscal year ending September 30, 2005, without giving effect to the merger or the impact of the announcement of the merger. Nassda furnished its October 19, 2004 press release to the SEC in a Current Report on Form 8-K on the same day. On January 12, 2005, Nassda issued a press release regarding its operating results for the quarter ended December 31, 2004 that included information regarding Nassda's expected revenues, operating expenses and net loss per share for the fiscal quarter ended March 31, 2005, without giving effect to the merger or the impact of the announcement of the merger. Nassda furnished its January 12, 2005 press release to the SEC on a Current Report on Form 8-K on the same day. The information regarding Nassda's expected revenues, operating expenses and net loss per share, without giving effect to the merger, for the fiscal year ending September 30, 2005 and the fiscal quarter ended March 31, 2005 is available to stockholders on the SEC's web site at www.sec.gov but is not incorporated by reference in this proxy supplement or in the Proxy Statement. You are encouraged to review this information and the assumptions and forward-looking statements related to the information. Neither Nassda or Synopsys assumes any obligation for updating the information regarding Nassda's expected results contained in the Current Reports on Form 8-K or the assumptions underlying such expectations.

        In connection with the special committee's consideration of the merger, Nassda's management prepared a forecast of its operating results for the fiscal year ending September 30, 2005. These estimates were presented to the special committee of Nassda's board of directors at its meeting on November 30, 2004 at which the special committee recommended that the board of directors approve and adopt the merger agreement and approve the merger. These estimates are reproduced for your information in this proxy supplement under the caption "Information Regarding Nassda's Business Guidance." The estimates were prepared (a) without giving effect to the requirement that Nassda record a $61.6 million one time expense in connection with the settlement of the intellectual property litigation with Synopsys (although Nassda will not pay to Synopsys or reimburse the individuals for the settlement) in the fiscal year ended September 30, 2004, (b) using a specified level of litigation expenses in connection with the intellectual property litigation, and (c) without giving effect to the merger or the impact of the announcement of the merger. This information was presented on November 30, 2004 and has not been revised to reflect the actual results of any subsequently completed fiscal period or change any of the original assumptions. These estimates are consistent with Nassda's public guidance but may not be indicative of the future results of Nassda as a stand alone company or as part of Synopsys. Neither Nassda nor Synopsys assumes any obligation to update any of these estimates.

Settlement of Outstanding Merger-Related Litigation

        On December 1, 2004, Nassda, certain of its officers and directors and Synopsys were named in a class action complaint filed against Nassda and certain of its officers and directors in the Court of Chancery of the State of Delaware, as described in the Proxy Statement at page 38. On March 16, 2005, the plaintiffs amended the original complaint, which as amended alleged that defendants entered into the merger agreement with Synopsys for inadequate consideration. The amended complaint is available at Nassda's website at www.nassda.com in the Investor Relations section on the Legal Proceedings page at "Delaware Merger Litigation." The information contained on Nassda's website is not a part of this proxy supplement. The amended complaint also alleged that the merger agreement was an unlawful plan to shield Nassda's board of directors and certain members of Nassda's management from liability to Synopsys in the intellectual property litigation brought by Synopsys described in the Proxy Statement at pages 18–20, and to shield them from liability to Nassda for claims asserted by the plaintiff in the pending derivative action against Nassda and its directors filed on August 16, 2004 and described in Nassda's 10-Q filed on February 9, 2005. The amended complaint also included the allegation that the defendants failed to provide Nassda's public stockholders with material information and/or have provided the public stockholders with materially misleading information, including, among other things, that two of the eight selected publicly traded companies (Cadence Design Systems, Inc. and Verisity Ltd.) in the analysis of comparable companies agreed to merge after the fairness opinion described in the Proxy Statement was issued and that the share prices of several of the comparable companies experienced significant volatility in their prices since November 30, 2004. Nassda and the other defendants all deny the material allegations in the complaint.

The plaintiff also seeks to enjoin the proposed merger, or alternatively seeks damages if the proposed merger is completed.

        On April 7, 2005, the plaintiffs and the defendants, including Nassda, reached an agreement in principle to settle the litigation in exchange for (a) the payment of a settlement amount calculated by multiplying $0.15 times the number of shares of Nassda's common stock outstanding as of the effective time of the merger (excluding shares held by the officers and directors of Nassda and the defendants in the intellectual property litigation described in the Proxy Statement at pages 18–20) and (b) the disclosure of certain specified matters related to the merger in this proxy supplement. If the settlement is approved by the Court and the merger is completed, stockholders of record immediately prior to the merger (excluding the officers and directors of Nassda and the defendants in the intellectual property litigation) will be entitled to receive the above-described cash settlement consideration. Such consideration would not be paid, however, until the settlement had been approved by the Court.

Reasons for the Merger and the Settlement of Merger-Related Litigation

        In the course of reaching its decision to recommend that the board of directors approve the proposed agreement in principle to settle the Delaware merger litigation and its recommendation to the board of directors that it ratify its recommendation to stockholders to approve and adopt the merger agreement, the special committee consulted with its legal counsel and financial advisor and Nassda's senior management and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following factors:

  •
  the fact that Nassda and certain of its officers, directors and employees have been involved in litigation with Synopsys for almost five years and the fact that Nassda has devoted significant financial and personnel resources in defense of such litigation;

  •
  Nassda's business and financial prospects if Nassda were to remain an independent company in light of its ongoing litigation with Synopsys and the uncertain current economic and industry environment;

  •
  the possible alternatives to the merger (including the possibility of continuing to operate as an independent entity and the perceived risks thereof), the fact that two potential alternative acquirers had declined to pursue a strategic transaction with Nassda, the range of possible benefits to Nassda's stockholders of such alternatives (to the extent they were available to Nassda) and the timing and likelihood of accomplishing any of such alternatives, and the special committee's assessment that the merger with Synopsys presented an opportunity superior to such alternatives;

  •
  current financial market conditions, current and recent market prices, volatility and trading information with respect to Nassda common stock;

  •
  Nassda's financial condition, historical results of operations and business and strategic objectives as well as the risks involved in achieving those objectives, including risks relating to the ongoing litigation with Synopsys; and

  •
  other historical information concerning Nassda's business, prospects, financial performance and condition, operations, technology, management and competitive position.

        In the course of its deliberations, the special committee also considered, among other things, the following positive factors:

  •
  the fact that the $7.00 per share to be paid as the consideration in the merger represented a premium of approximately 78.4% over the 30 trading day trailing average sale price of $3.92 per share and a premium of approximately 63.6% over the $4.28 closing sale price for Nassda common stock on The Nasdaq National Market on November 30, 2004, the last trading day prior to the public announcement of the execution of the merger agreement;

  •
  the discussion between Deutsche Bank Securities Inc. ("Deutsche Bank") and the special committee on April 12, 2005, at the end of which Deutsche Bank indicated that, notwithstanding that its November 30, 2004 opinion stated that it was necessarily based upon economic, market and other conditions as in effect on, and information made available to it as of, November 30, 2004, for the purposes of the April 12, 2005 discussion between it and the special committee, Deutsche Bank had considered comparable data relating to the period since November 30, 2004 (other than data relating to the trading in Nassda's shares, which it had been instructed to disregard in light of the announcement of the pendency of the merger on December 1, 2004), it consented to references being made in this proxy supplement to its November 30, 2004 opinion to the effect that, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank in connection with its opinion, the merger consideration of $7.00 per share in cash received by holders of Nassda common stock as merger consideration was fair from a financial point of view to those holders (except the individual defendants, as to the fairness of the per share merger consideration to whom, Deutsche Bank had not been asked to express, and had not expressed, any opinion) (the full text of this opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the opinion, was attached as Annex A to the Proxy Statement);

  •
  the agreement by Synopsys to request dismissal of the lawsuits captioned Synopsys, Inc. v. An-Chang Deng, Nassda Corporation et al.; Superior Court of the State of California, County of Santa Clara; No. CV 787950 (the "state court action"); Synopsys, Inc. v. Nassda Corp.; USDC, Northern District of California; No. C03-2519 (SI) and Synopsys, Inc. v. Nassda Corp.; USDC, Northern District of California; No. C03-2664 (SI) (the "federal court actions") immediately after the completion of the merger, and the agreement by Synopsys, Nassda and the individual defendants not to take further action in the state court action and federal court actions during the period prior to the completion of the merger, which would significantly reduce legal costs for Nassda and allow Nassda's management to focus on the day to day operations of Nassda's business; and

  •
  the fact that pursuant to the merger agreement, Nassda is not prohibited from responding in the manner provided in the merger agreement to certain takeover proposals that Nassda's board of directors determines in good faith constitute or are reasonably likely to lead to superior offers, and Nassda may terminate the merger agreement under certain circumstances to enter into an acquisition agreement with a third party making a superior offer (as described in the Proxy Statement in "The Merger Agreement—No Solicitation").

        In the course of its deliberations, the special committee also considered, among other things, the following negative factors:

  •
  risks and contingencies related to the announcement and pendency of the merger, including the possible impact of the merger on Nassda's employees, customers, distributors and partners;

  •
  the conditions to Synopsys' obligation to complete the merger and the right of Synopsys to terminate the merger agreement under certain circumstances;

  •
  the risk that an insufficient number of Nassda's employees will remain with Nassda until the completion of the merger (although an employee retention bonus plan was implemented in connection with the merger agreement in an effort to reduce such risk, as described in the Proxy Statement in "The Merger—Retention Bonus Plan");

  •
  the impact of the treatment of the $61.6 million settlement payment by the individual defendants on Nassda's statement of operations for fiscal 2004 as a one-time non-cash charge causing Nassda to report a $64.9 million net loss for fiscal 2004 notwithstanding the fact that Nassda would not fund the settlement or reimburse the individual defendants for their settlement payments;

  •
  the potential damage to Nassda's litigation position if the merger were not completed;

  •
  the risk that if the merger were not completed there would be a potential negative effect on Nassda's sales, operating results and stock price and Nassda's ability to attract and retain key management and personnel; and

  •
  the interests that Nassda's directors and executive officers, including the directors and executive officers who are individual defendants, may have with respect to the merger in addition to their interests as stockholders of Nassda generally as described in the Proxy Statement in "The Merger—Interests of Nassda's Directors and Management in the Merger."

        See "The Merger—Reasons for the Merger and the Settlement of the Merger—Related Litigation and Recommendation of the Board of Directors and Special Committee."

Recommendation to Stockholders

        The special committee unanimously recommended to the board of directors that it approve the agreement in principle to settle the Delaware merger litigation. The special committee also unanimously recommended that the board of directors ratify its recommendation that Nassda stockholders approve and adopt the merger agreement. Following the unanimous recommendation by the special committee, Nassda's board of directors approved the agreement in principle to settle the Delaware merger litigation and ratified its recommendation that Nassda's stockholders adopt and approve the merger agreement.

        See "The Merger—Reasons for the Merger and the Settlement of the Merger-Related Litigation and Recommendation of the Board of Directors and Special Committee."

Appraisal Rights

        You should be aware that as a result of the adjournment of the Annual Meeting, the time by which a stockholder who desires to exercise appraisal rights under Delaware law must deliver to Nassda a written demand for appraisal of his, her or its shares of Nassda common stock is extended until the time of the taking of the vote on the merger at the Annual Meeting. Please refer to the section of the Proxy Statement entitled "The Merger—Appraisal Rights" and Annex B of the Proxy Statement for a discussion of the procedures that must be followed by a stockholder who desires to exercise appraisal rights under Delaware law.

Adjournment and Reconvening of the Annual Meeting

        In light of the proposed Delaware merger litigation settlement and to permit Nassda's stockholders time to receive and review this proxy supplement, on April 8, 2005, Nassda announced that it planned to adjourn the Annual Meeting and took action to adjourn the Annual Meeting. At the April 8, 2005 Annual Meeting and in its press release Nassda announced that it would reconvene the Annual Meeting to act upon the matters set forth in the Proxy Statement, including the proposal to adopt and approve the merger agreement, among other things, at the following date, time and place:

  April 27, 2005
  10:00 a.m., local time
  Nassda Corporation executive offices
  2650 San Tomas Expressway
  Santa Clara, CA 95051

        At the originally scheduled Annual Meeting on April 8, 2005, a stockholder made a motion to adjourn the meeting, which was seconded, and the proxy holders, Sang S. Wang and Tammy S. Liu, voted the shares present at the meeting over which they had discretion in favor of the adjournment. As the Annual Meeting will be reconvened within 30 days of adjournment, no further notice will be given.

Information Regarding Nassda's Business Guidance

        On October 19, 2004, Nassda issued a press release regarding its operating results for the fiscal year ended September 30, 2004 that included information regarding Nassda's expected revenues, operating expenses and net loss per share for the fiscal year ending September 30, 2005, without giving effect to the merger or the impact of the announcement of the merger. Nassda furnished its October 19, 2004 press release to the SEC in a Current Report on Form 8-K on the same day. On January 12, 2005, Nassda issued a press release regarding its operating results for the quarter ended December 31, 2004 that included information regarding Nassda's expected revenues, operating expenses and net loss per share for the fiscal quarter ended March 31, 2005, without giving effect to the merger or the impact of the announcement of the merger. Nassda furnished its January 12, 2005 press release to the SEC on a Current Report on Form 8-K on the same day. The information regarding Nassda's expected revenues, operating expenses and net loss per share, without giving effect to the merger, for the fiscal year ending September 30, 2005 and the fiscal quarter ended March 31, 2005 are available to stockholders on the SEC's web site at www.sec.gov but are not incorporated by reference in this proxy supplement or in the Proxy Statement. You are encouraged to review this information and the assumptions and forward-looking statements related to the information. Neither Nassda or Synopsys assumes any obligation for updating the information regarding Nassda's expected results contained in the Current Reports on Form 8-K or the assumptions underlying such expectations.

Estimated and Historical Results of Operations

        The following table presents Nassda's actual and estimated operating results for each of the three fiscal years in the period ending September 30, 2005, which were provided by Nassda to the special committee of Nassda's board of directors in connection with the special committee's analysis of the proposed merger on November 30, 2004. The information for each of these years is unaudited (other than for the fiscal year ended September 30, 2004) and the estimates were prepared (a) without giving effect to the requirement that Nassda record a $61.6 million one time expense in connection with the settlement of the intellectual property litigation with Synopsys (although Nassda will not pay the settlement) in the fiscal year ended September 30, 2004, (b) using litigation expenses in connection with the intellectual property litigation of $4.5 million per quarter, and (c) without giving effect to the merger or the impact of the announcement of the merger. This information was presented on November 30, 2004 and has not been revised to reflect the actual results of any subsequently completed fiscal period or change any of the original assumptions. These estimates are consistent with Nassda's public guidance but may not be indicative of the future results of Nassda as a stand alone company or as part of Synopsys. Neither Nassda nor Synopsys assumes any obligation to update any of these estimates.

	Fiscal Year Ended or Ending			Calendar Year Ended or Ending
	Actual	Estimated Prior to November 30, 2004		Actual	Estimated Prior to November 30, 2004
	Sept. 30, 2003	Sept. 30, 2004	Sept. 30, 2005	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2005
	(in millions, except per share amounts)
Total revenue	$35.1	$41.5	$45.5	$34.4	$42.7	$46.5
Gross profit	33.7	39.8	43.4	33.0	40.9	44.4
Operating expenses:
Research and development	7.1	8.9	10.2	7.6	9.2	10.5
Sales and marketing	10.8	11.6	14.3	10.6	12.1	14.7
General and administrative	10.7	16.3	23.9	12.0	18.0	24.1
Stock-based compensation	1.0	0.8	0.2	0.9	0.7	0.2
Operating income (loss)	4.1	2.2	(5.1)	1.9	1.0	(5.0)
Net income (loss)	$3.6	$2.6	$(2.4)	$2.1	$1.8	$(2.3)
Diluted earnings (loss) per share	$0.12	$0.09	$(0.08)	$0.07	$0.06	$(0.08)
	As a Percent of Revenue
Gross margin	96.0%	95.9%	95.4%	95.8%	95.8%	95.5%
Operating expenses:
Research and development	20.4	21.3	22.4	22.2	21.5	22.5
Sales and marketing	30.7	28.0	31.3	30.7	28.3	31.6
General and administrative	30.4	39.4	52.2	34.7	42.2	51.8
Operating income (loss)	11.8	5.3	NM	5.4	2.2	NM
Net income (loss)	10.2%	6.2%	NM	6.1	4.2	NM

NM means not meaningful.

        The following table presents Nassda's actual and estimated operating results for each of the eight quarters in the period ending September 30, 2005, which were provided by Nassda to the special committee of Nassda's board of directors in connection with the special committee's analysis of the proposed merger on November 30, 2004. The information for each of these quarters is unaudited and the estimates were prepared (a) without giving effect to the requirement that Nassda record a $61.6 million one time expense in connection with the settlement of the intellectual property litigation with Synopsys (although Nassda will not pay the settlement) in the three months ended September 30, 2004, (b) using litigation expenses in connection with the intellectual property litigation of $4.5 million per quarter, and (c) without giving effect to the merger or the impact of the announcement of the merger. This information was presented on November 30, 2004 and has not been revised to reflect the actual results of any subsequently completed fiscal period or change any of the original assumptions. These estimates are consistent with Nassda's public guidance but may not be indicative of the future results of Nassda as a stand alone company or as part of Synopsys. Neither Nassda nor Synopsys assumes any obligation to update any of these estimates.

	Quarters Ended or Ending
	Actual				Estimated Prior to November 30, 2004
	Dec. 31, 2003	March 31, 2004	June 30, 2004	Sept. 30, 2004	Dec. 31, 2004	March 31, 2005	June 30, 2005	Sept. 30, 2005
	(in millions, except per share amounts)
Total revenue	$9.7	$9.8	$11.0	$11.0	$11.0	$11.0	$11.5	$12.0
Gross profit	9.3	9.4	10.5	10.6	10.5	10.5	11.0	11.5
Operating expenses:
Research and development	2.0	2.0	2.4	2.4	2.4	2.5	2.6	2.7
Sales and marketing	2.7	2.7	3.2	3.0	3.2	3.5	3.9	3.7
General and administrative	3.8	3.6	3.7	5.2	5.5	7.1	5.6	5.7
Stock-based compensation	0.2	0.2	0.2	0.2	0.1	0.01	—	—
Operating income (loss)	0.6	0.8	0.9	(0.2)	(0.6)	$(2.8)	$(1.2)	$(0.5)
Net income (loss)	$0.6	$0.8	$1.1	$0.2	$(0.2)	$(1.5)	$(0.5)	$(0.1)
Diluted earnings (loss) per share	$0.02	$0.03	$0.04	$0.01	$(0.01)	$(0.05)	$(0.02)	$(0.00)
	As a Percent of Revenue
Gross margin	95.7%	95.5%	96.1%	96.2%	95.3%	95.3%	95.4%	95.6%
Operating expenses:
Research and development	20.9	20.5	22.1	21.7	21.4	23.2	22.8	22.1
Sales and marketing	27.5	27.2	29.6	27.5	28.9	31.9	33.8	30.7
General and administrative	38.8	37.0	34.1	47.2	49.7	64.6	49.0	47.2
Operating income (loss)	6.1	8.6	8.6	NM	NM	NM	NM	NM
Net income (loss)	5.9%	7.7%	9.7%	1.6%	NM	NM	NM	NM

NM means not meaningful.

The Merger

Background of the Merger

Merger Litigation

        On December 1, 2004, Nassda, certain of its officers and directors and Synopsys were named in a class action complaint filed in the Court of Chancery of the State of Delaware, as described in the Proxy Statement at page 38. This complaint alleges that defendants entered into the merger agreement with Synopsys for inadequate consideration. The complaint also alleges that the merger agreement was an unlawful plan to shield Nassda's board of directors and certain members of Nassda's management from liability to Synopsys in the intellectual property litigation brought by Synopsys described in the Proxy Statement at pages 18–20, and to shield them from liability to Nassda for claims asserted by the plaintiff in the pending derivative action against Nassda and its directors filed on August 16, 2004 and described in Nassda's 10-Q filed on February 9, 2005. The plaintiff seeks to enjoin the proposed merger, or alternatively seeks damages if the proposed merger is completed. Prior to the due date for the answer to the complaint, the parties agreed that any response by defendants to the complaint would now be due upon plaintiff's counsel giving two weeks notice to defendants of plaintiff's request that defendants respond to the complaint. On January 6, 2005, the judge signed an order adjourning the defendants' time to answer the complaint, as requested by the parties, subject to the same reporting obligations in the pending derivative case.

Recent Developments

        On March 16, 2005, the plaintiff filed an amended complaint that, in addition to the matters alleged in the original complaint, alleged that the defendants failed to provide Nassda's public stockholders with material information and/or have provided the public stockholders with materially misleading information including, among other things, that two of the eight selected publicly traded companies (Cadence Design Systems, Inc. and Verisity Ltd.) in the analysis of comparable companies agreed to merge after the fairness opinion described in the Proxy Statement was issued and that the share prices of several of the comparable companies experienced significant volatility in their prices since November 30, 2004. The amended complaint is available on Nassda's website at www.nassda.com in the Investor Relations section on the Legal Proceedings page at "Delaware Merger Litigation." Information contained on Nassda's website is not a part of this proxy supplement. The plaintiff seeks to enjoin the proposed merger or alternatively seeks damages if the proposed merger is completed. Nassda believes that the plaintiff's allegations are without merit and that it has meritorious defenses.

        Due to the potential cost of the Delaware merger litigation, Nassda and Synopsys began negotiations with the plaintiffs' counsel for settlement. In connection with settlement discussions, plaintiffs requested that Nassda address the allegations in the amended complaint in its proxy supplement regarding the agreement in principle to settle the litigation. Plaintiffs also proposed that Nassda stockholders at the effective time of the merger, other than the officers and directors of Nassda and the individual defendants in the intellectual property litigation with Synopsys, be entitled to receive an amount equal to $0.15 per share in exchange for settlement of the litigation.

        On April 9, 2005, the special committee entered into an amendment to its August 30, 2004 engagement letter with Deutsche Bank which provided for the April 12, 2005 discussion between Deutsche Bank and the special committee discussed below.

        On April 12, 2005, Messrs. Aronson and Winn and Dr. Huang held a meeting of the special committee. Representatives of Deutsche Bank, Richards Layton & Finger P.A., counsel to the special committee ("RLF"), Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Nassda ("WSGR") and Tammy S. Liu, Chief Financial Officer, Vice President of Finance and Secretary of Nassda, also attended the meeting. Representatives of RLF and WSGR reviewed the status of settlement negotiations with the plaintiffs in the Delaware merger litigation and the proposed agreement in principle regarding the settlement. Representatives of RLF then reviewed with the special committee the committee's fiduciary obligations and representatives of RLF and WSGR reviewed the proposed resolutions approving the settlement of the Delaware merger litigation.

        Deutsche Bank then discussed with the special committee, at the special committee's request, the analyses that Deutsche Bank had performed, and presented to the special committee on November 30, 2004, in connection with Deutsche Bank's written opinion delivered on, and dated, that date to the effect that, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank in connection with its opinion, the $7.00 in cash per share price of Nassda common stock to be received by Nassda's stockholders in the merger was fair, from a financial point of view, to Nassda's stockholders (other than the individual defendants, as to the fairness of the merger price to whom, Deutsche Bank had not been asked to express, and had not expressed, any opinion). The full text of Deutsche Bank's opinion dated November 30, 2004 was attached as Annex A to the Proxy Statement and you are urged to read the opinion in its entirety. The opinion is not a recommendation as to how you should vote with respect to the merger agreement.

        In this discussion between Deutsche Bank and the special committee on April 12, 2005, Deutsche Bank reported that, as requested in advance of the meeting and notwithstanding that its November 30, 2004 opinion stated that it was necessarily based upon economic, market and other conditions as in effect on, and information made available to it as of, November 30, 2004, for the purposes of the April 12, 2005 discussion between it and the special committee, Deutsche Bank had reviewed comparable data relating to the period since November 30, 2004 (other than data relating to the trading in Nassda's shares, which it had been instructed to disregard in light of the announcement of the pendency of the merger on December 1, 2004). In that regard, Deutsche Bank noted to the special committee that:

  •
  Deutsche Bank had not been asked to consider the terms (including the proposed $0.15 settlement payment to stockholders other than the individual defendants and possibly the other Nassda directors and officers) of the proposed Delaware merger litigation settlement;

  •
  Deutsche Bank had not been furnished with updated management projections and forecasts and had referred to those on which it had relied in connection with its November 30, 2004 presentation and opinion, which it considered appropriate since those projections did not give any effect to the pendency of the merger on Nassda's projected financial performance;

  •
  Deutsche Bank had reviewed Nassda's actual operating results for the three months ended December 31, 2004 as set forth in Nassda's Quarterly Report on Form 10-Q for the three months ended December 31, 2004 as filed with the SEC and the impact of the pendency of the merger on these operating results was not determinable;

  •
  subsequent to Deutsche Bank's November 30, 2004 opinion being rendered and the analysis performed in connection therewith had been completed, another transaction had been announced involving two of the eight public companies used in Deutsche Bank's selected company analysis (Cadence Design Systems, Inc.'s proposed acquisition of Verisity Ltd. (announced January 12, 2005)), which had the same characteristics as the transactions Deutsche Bank had reviewed for the selected transaction analysis it had performed in connection with its November 30, 2004 presentation and opinion;

  •
  subsequent to November 30, 2004, the trading prices of the stocks of some of the publicly traded electronic design automation companies Deutsche Bank had included in the group of nine companies Deutsche Bank had reviewed for the selected company analysis it had performed in connection with its November 30, 2004 presentation and opinion had risen at various times although the stocks of four of those companies were, on the date of the April 12, 2005 discussion between the special committee and Deutsche Bank, trading below their November 30, 2004 levels; and

  •
  although, in connection with its November 30, 2004 presentation and opinion, Deutsche Bank had concluded that the limited period for which Nassda's management had prepared internal projections and forecasts, made it impracticable to perform a discounted cash flow analysis, Deutsche Bank had formed its professional judgment regarding the fairness of the $7.00 per share merger consideration, from a financial point of view, to Nassda's stockholders on the basis of the totality of the analyses it had performed and the other factors it had taken into consideration on November 30, 2004 and it had not viewed a discounted cash flow analysis as necessary to such judgment.

        At the end of the April 12, 2005 discussion, Deutsche Bank indicated that, taking into account the data it had reviewed for purposes of the April 12, 2005 discussion, between it and the special committee, Deutsche Bank consented to references being made to its November 30, 2004 opinion in this proxy supplement. The special committee concluded that it was appropriate for Nassda to continue to make such references in setting forth the reasons for the special committee's recommendation to the full Nassda board that the board ratify in this proxy supplement the board of directors' prior recommendation that Nassda's stockholders adopt and approve the merger agreement.

        Following questions from the members of the special committee and further discussion, the special committee unanimously resolved to recommend that the board of directors ratify its approval, adoption and declaration of advisability of the merger agreement and the related transaction documents, approve and adopt the agreement in principle to settle the Delaware merger litigation and ratify its recommendation to the holders of Nassda common stock that they vote in favor of the adoption and approval of the merger agreement.

        Immediately thereafter, the Nassda board of directors convened a telephonic meeting at which each member was present. Ms. Liu and the representatives of Deutsche Bank, RFL and WSGR also attended the meeting. Representatives of RLF, WSGR and PAC reviewed the status of settlement negotiations with the plaintiffs in the Delaware merger litigation and the proposed agreement in principle regarding the settlement. Representatives of WSGR then reviewed with the board of directors the board's fiduciary obligations and the proposed resolutions approving the settlement of the Delaware merger litigation. Following a discussion of that presentation, the chairman of the special committee reported that Deutsche Bank had made a presentation to the special committee after which Deutsche Bank, taking into account the data it had received for purposes of the April 12, 2005 discussion, between Deutsche Bank and the special committee, consented to the references being made to its November 30, 2004 opinion in this proxy supplement. In addition, the chairman of the special committee noted that the special committee had thereafter concluded that it was appropriate for Nassda to continue to make such references in this proxy supplement setting forth the reasons for its recommendations to the board of directors. Following questions from the members of the board, the board of directors ratified its approval, adoption and declaration of advisability of the merger agreement and the related transaction documents, approved and adopted the agreement in principle to settle the Delaware merger litigation and ratified its recommendation to the holders of Nassda common stock that they vote in favor of the adoption and approval of the merger agreement. Drs. Deng and Wang abstained from voting on the resolutions.

        On April 7, 2005, the plaintiffs, Nassda and other parties reached an agreement in principle to settle the Delaware merger litigation. The settlement (discussed more fully above) is subject to preliminary and final approval by the Court.

Reasons for the Merger and the Settlement of Merger-Related Litigation and Recommendation by the Board of Directors and Special Committee

        In the course of reaching its decision to recommend the approval of the agreement in principle to settle the Delaware merger litigation and recommend to the board of directors that it ratify its recommendation to stockholders to approve and adopt the merger agreement, the special committee consulted with its legal counsel and financial advisor and Nassda's senior management and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following factors:

  •
  the fact that Nassda and certain of its officers, directors and employees have been involved in litigation with Synopsys for almost five years and the fact that Nassda has devoted significant financial and personnel resources in defense of such litigation;

  •
  Nassda's business and financial prospects if Nassda were to remain an independent company in light of its ongoing litigation with Synopsys and the uncertain current economic and industry environment;

  •
  the possible alternatives to the merger (including the possibility of continuing to operate as an independent entity, and the perceived risks thereof), the fact that two potential alternative acquirers had declined to pursue a strategic transaction with Nassda, the range of possible benefits to Nassda's stockholders of such alternatives (to the extent they were available to Nassda) and the timing and likelihood of accomplishing any of such alternatives, and the special committee's assessment that the merger with Synopsys presented an opportunity superior to such alternatives;

  •
  current financial market conditions, current and recent market prices, volatility and trading information with respect to Nassda common stock;

  •
  Nassda's financial condition, historical results of operations and business and strategic objectives, as well as the risks involved in achieving those objectives, including risks relating to the ongoing litigation with Synopsys; and

  •
  other historical information concerning Nassda's business, prospects, financial performance and condition, operations, technology, management and competitive position.

        In the course of its deliberations, the special committee also considered, among other things, the following positive factors:

  •
  the fact that the $7.00 per share to be paid as the consideration in the merger represented a premium of approximately 78.4% over the 30 day trading day trailing average sale price of $3.92 per share and a premium of approximately 63.6% over the $4.28 closing sale price for Nassda common stock on The Nasdaq National Market on November 30, 2004, the last trading day prior to the public announcement of the execution of the merger agreement;

  •
  the discussion between Deutsche Bank and the special committee on April 12, 2005, at the end of which Deutsche Bank indicated that, notwithstanding that its November 30, 2004 opinion stated that it was necessarily based upon economic, market and other conditions as in effect on, and information made available to it as of, November 30, 2004, for the purposes of the April 12, 2005 discussion between it and the special committee, Deutsche Bank had considered comparable data relating to the period since November 30, 2004 (other than data relating to the trading in Nassda's shares, which it had been instructed to disregard in light of the announcement of the pendency of the merger on December 1, 2004), it consented to references being made in this proxy supplement to its November 30, 2004 opinion to the effect that, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank in connection with its opinion, the merger consideration of $7.00 per share in cash received by holders of Nassda common stock as merger consideration was fair from a financial point of view to those holders (except the individual defendants, as to the fairness of the per share merger consideration to whom, Deutsche Bank had not been asked to express, and had not expressed, any opinion) (the full text of this opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the opinion, was attached as Annex A to the Proxy Statement);

  •
  the agreement by Synopsys to request dismissal of the state court action and federal court actions immediately after the completion of the merger, and the agreement by Synopsys, Nassda and the individual defendants not to take further action in the state court action and federal court actions during the period prior to the completion of the merger, which would significantly reduce legal costs for Nassda and allow Nassda's management to focus on the day to day operations of Nassda's business; and

  •
  the fact that pursuant to the merger agreement, Nassda is not prohibited from responding in the manner provided in the merger agreement to certain takeover proposals that Nassda's board of directors determines in good faith constitute or are reasonably likely to lead to superior offers, and Nassda may terminate the merger agreement under certain circumstances to enter into an acquisition agreement with a third party making a superior offer (as described in the Proxy Statement in "The Merger Agreement—No Solicitation").

        In the course of its deliberations, the special committee also considered, among other things, the following negative factors:

  •
  risks and contingencies related to the announcement and pendency of the merger, including the possible impact of the merger on Nassda's employees, customers, distributors and partners;

  •
  the conditions to Synopsys' obligation to complete the merger and the right of Synopsys to terminate the merger agreement under certain circumstances;

  •
  the risk that an insufficient number of Nassda's employees will remain with Nassda until the completion of the merger (although an employee retention bonus plan was implemented in connection with the merger agreement in an effort to reduce such risk, as described in the Proxy Statement in "The Merger—Retention Bonus Plan");

  •
  the potential damage to Nassda's litigation position if the merger were not completed;

  •
  the impact of the treatment of the $61.6 million settlement payment by the individual defendants on Nassda's statement of operations for fiscal 2004 and a one-time non-cash charge causing Nassda to report a $64.9 million net loss for fiscal 2004 notwithstanding the fact that Nassda would not fund the settlement or reimburse the individual defendants for their settlement payments;

  •
  the risk that if the merger were not completed there would be a potential negative effect on Nassda's sales, operating results and stock price and Nassda's ability to attract and retain key management and personnel; and

  •
  the interests that Nassda's directors and executive officers, including the directors and executive officers who are individual defendants, may have with respect to the merger in addition to their interests as stockholders of Nassda generally as described in the Proxy Statement in "The Merger—Interests of Nassda's Directors and Management in the Merger."

        The preceding discussion of the information and factors considered by the special committee is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the agreement in principle to settle the Delaware merger litigation and the complexity of these matters, the special committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, the special committee did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather, it conducted an overall analysis of the factors described above, including discussions with and questioning of its legal and financial advisors and Nassda's senior management and legal advisors.

        After its consideration of the preceding factors and deliberations, the special committee approved the agreement in principle to settle the Delaware merger litigation and recommended that the board of directors ratify its recommendation to stockholders to approve and adopt the merger agreement.

        Recommendation of Board of Directors and Special Committee.    On April 12, 2005, the special committee unanimously recommended to the board of directors that it approve the agreement in principle to settle the Delaware merger litigation. The special committee also unanimously recommended that the board of directors ratify its recommendation that the stockholders approve and adopt the merger agreement. Following the unanimous recommendation by the special committee, Nassda's board of directors approved the agreement in principle to settle the Delaware merger litigation and ratified its recommendation that Nassda's stockholders adopt and approve the merger agreement.

Appraisal Rights

        You should be aware that as a result of the adjournment of the Annual Meeting, the time by which a stockholder who desires to exercise appraisal rights under Delaware law must deliver to Nassda a written demand for appraisal of his, her or its shares of Nassda common stock is extended until the time of the taking of the vote on the merger at the Annual Meeting. Please refer to the section of the Proxy Statement entitled "The Merger—Appraisal Rights" and Annex B of the Proxy Statement for a discussion of the procedures that must be followed by a stockholder who desires to exercise appraisal rights under Delaware law.

QuickLinks

TABLE OF CONTENTS
Summary
Adjournment and Reconvening of the Annual Meeting
Information Regarding Nassda's Business Guidance
The Merger